Exhibit 99.1
FOR IMMEDIATE RELEASE

MEET Investor Contact:
The Blueshirt Group
Allise Furlani or Brinlea Johnson
212-331-8433
IR@Themeetgroup.com

MEET Press Contact:
Brandyn Bissinger
267-446-7010
bbissinger@themeetgroup.com

The Meet Group to Acquire LOVOO

•	Acquisition Projected to Increase The Meet Group’s Audience to more than 15 Million Mobile Monthly Active Users

•	LOVOO expected to be The Meet Group’s Single Most Trafficked App

•	Expected to Diversify The Meet Group’s Mobile Revenue, More Than Doubling International, Subscription, and In-App Purchasing Revenue

•	Expected to be Accretive to Non-GAAP Earnings Per Share in 2018 and Beyond

•	Funded with Existing Cash and an Increase of the Company’s Existing Debt Facility

NEW HOPE, Pa., September 20, 2017 - The Meet Group, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, today announced it has executed a definitive agreement to acquire LOVOO, a social dating app, for $70 million in cash, inclusive of a $5 million contingent earn-out. This acquisition furthers The Meet Group’s strategy to innovate, acquire, and build the largest mobile portfolio of brands for meeting new people. The LOVOO acquisition is expected to expand The Meet Group’s global footprint, increase the company’s scale and profitability, and diversify its business model by adding expertise in subscription and in-app purchasing.

LOVOO is a social and mobile technology company based in Germany:

•	The #1 Dating App in German speaking countries (Germany, Switzerland and Austria) in terms of app store downloads. Top 3 in Southern Europe (Italy, Spain and France)

•	Trailing twelve-month revenue of €27.2 million or $32.4 million based on current exchange rates

•	Diversified revenue streams: Subscriptions 48%; In-app Purchases 24%; Ads 28%

•	Expected to represent The Meet Group’s largest single app in terms of traffic

◦	Approximately 5 million monthly active users (MAU) and 1.9 million daily active users (DAU)

•	47,000 new global registrations per day

•	97 Full-time employees - Dresden and Berlin

Key highlights of the expected scale of The Meet Group plus LOVOO include:

•	Projected Mobile MAU of 15.8 million, an increase of 48% from The Meet Group’s 10.7 million average in Q2 2017

•	Projected Mobile DAU of 4.6 million, an increase of 71% from The Meet Group’s 2.7 million average in Q2 2017

•	Projected Mobile chats sent per day of 74.6 million, an increase of 19.9% from The Meet Group’s 62.2 million average in Q2 2017

•	Projected Mobile new users per day of 193,000, an increase of 32% from The Meet Group’s 146,000 per day average in Q2 2017

Financial impact of acquisition:

•	Expected to provide significantly increased scale in user base and revenues

•	Expected to diversify the Company’s revenue mix, increasing international mobile revenue by 169% and increasing mobile non-advertising revenue by 168% in Q2 on pro-forma combined basis

•	Expect acquisition to be accretive to the Company’s non-GAAP EPS in 2018 and beyond

•
Expect transaction to be financed with existing cash on hand and a non-dilutive increase to $80 million of the Company’s existing debt facility, with JPMorgan Chase Bank, N.A. and Silicon Valley Bank acting as co-lead agents

Geoff Cook, CEO of The Meet Group, said, “We are very excited to expand our global footprint and add LOVOO to our portfolio of apps. LOVOO is our third strategic acquisition in the last 12 months and will represent our largest single app in terms of traffic. We are focused on accelerating growth across our portfolio of brands through innovating our livestreaming video product and sharing best practices in monetization and engagement across the portfolio.”

The Company expects that LOVOO will remain a separate brand and standalone mobile application following the closing of the acquisition, and that LOVOO’s headquarters will remain in Dresden, Germany. The Company has extended offers to all of LOVOO’s 97 full time employees. LOVOO’s Co-Founder and CEO Benjamin Bak has agreed to assist with the transition for six months after closing. Effective upon closing, Florian Braunschweig, current COO and Co-Founder, has agreed to take over leadership of LOVOO as the new General Manager and Managing Director. The rest of the LOVOO management team is expected to remain in place.

David Clark, Chief Financial Officer of The Meet Group, added, “We expect the acquisition to close in October 2017, to be accretive to non-GAAP EPS and to generate additional free cash flow for The Meet Group in 2018 and beyond. This acquisition is expected to help further diversify our revenue streams with 48% of LOVOO’s revenue coming from subscriptions and 24% from in-app purchasing.”

Morgan, Lewis & Bockius LLP is serving as legal counsel to The Meet Group.

Webcast and Conference Call Details

Management will host a webcast and conference call today, September 20, 2017 at 11:00 a.m. Eastern time to discuss the acquisition. To access the call dial 888-461-2021 (US and Canada) (+1 719-325-2111 outside the United States and Canada) and when prompted provide the participant passcode 4996344 to the operator. In addition, a webcast of the conference call will be available live on the Investor Relations section of the Company’s website at www.themeetgroup.com and a replay of the webcast will be available for 90 days.

About The Meet Group

The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Using innovative products and sophisticated data science, The Meet Group keeps its approximately 2.7 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. The Meet Group utilizes high user density, economies of scale, and leading monetization strategies with the goal of maximizing adjusted EBITDA. The Company’s apps - currently MeetMe®, Skout®, Tagged®, and Hi5® - let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. For more information, please visit http://www.themeetgroup.com.

About LOVOO

Founded in 2012, LOVOO is a leading European dating app and the largest German-speaking dating app by downloads. The privately held company is based in Dresden and Berlin, Germany, and is available in 15 languages to its 1.9 million mobile daily active users. LOVOO changes people's lives by changing how they meet through innovative location-based algorithms and app radar features helping people find successful matches. Learn more about LOVOO by visiting LOVOO.com, downloading the app on iPhone or Android, subscribing to the LOVOO blog, or following LOVOO on Twitter and Facebook.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the acquisition of LOVOO furthers the Company’s strategy to innovate, acquire and build the largest mobile portfolio of brands for meeting new people; whether the acquisition of LOVOO will expand the Company’s global footprint, increase the Company’s scale and profitability, and diversify the business model by adding expertise in subscription and in-app purchasing; whether LOVOO will be The Meet Group’s largest app in terms of traffic and its single most trafficked app; whether Lovoo will diversify The Meet Group’s mobile revenue and more than double its international, subscription and in-app purchasing revenue; whether the combined company will achieve the Company’s expected scale with regard to MAU, DAU, mobile chats sent per day and new mobile users per day; whether the acquisition of LOVOO will significantly increase the Company’s user base and revenues, diversify the revenue mix, be accretive to non-GAAP earnings per share in 2018 and beyond; whether the acquisition will be funded with existing cash on hand and an increase in the Company’s existing debt facility; whether LOVOO will remain a separate brand and standalone mobile application following the closing of the acquisition; whether Florian Braunschweig will take over leadership of LOVOO effective at the Closing; whether the LOVOO management team will remain in place after the closing; whether LOVOO headquarters will remain in Dresden, Germany; whether and when the acquisition of LOVOO will close; and whether the acquisition will generate free cash flow for the Company in 2018 and beyond. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2016 filed with the SEC on March 9, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G - Non-GAAP Financial Measures

The Company defines mobile traffic and engagement metrics (including MAU, DAU, chats per day, and new users per day) to include mobile app traffic for all properties and mobile web traffic for MeetMe and Skout.

This press release includes a discussion of Adjusted EBITDA from continuing operations which is a non-GAAP financial measure. For completed fiscal periods, reconciliations to the most directly comparable GAAP financial measures are provided in the Investors section of our corporate website, www.meetmecorp.com.

The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, warrant obligations, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock based compensation because it is noncash in nature.

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